EXHIBIT 14.1

                         RECKSON ASSOCIATES REALTY CORP.
                     CODE OF BUSINESS CONDUCT AND ETHICS(1)

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INTRODUCTION

                  This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company. All of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company's agents and representatives, including consultants.

                  If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

                  Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment. IF YOU ARE IN A SITUATION WHICH YOU BELIEVE MAY VIOLATE OR LEAD TO A VIOLATION OF THIS CODE, FOLLOW THE GUIDELINES DESCRIBED IN SECTION 15 OF THIS CODE.

1.      CORE VALUES

                  Reckson is committed to the fundamental principles of honest competition, respect for the individual and community responsibility. All employees are expected to honor and act consistently with these values:

                  o     Tenant satisfaction comes first
                  o Do what is right by acting honestly, fairly and maintaining integrity
                  o Act as a team, share knowledge, foster a challenging and rewarding work experience for all employees
                  o Strive for continued improvement individually and continued progress as a company
                  o     Be responsible to the communities in which we operate
                  o     Treat our shareholders as we would treat our partners

2.      COMPLIANCE WITH LAWS, RULES AND REGULATIONS

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(1) Adopted by the Board of Directors on March 13, 2003.
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                  Obeying the law, both in letter and in spirit, is the
foundation on which this Company's ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

                  If requested, the Company will hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

3.      CONFLICTS OF INTEREST

                  A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

                  It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company's Legal Department. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 15 of this Code.

4.      INSIDER TRADING

                  Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company has adopted a specific policy governing employees' trading in securities of the Company. This policy has been distributed to every employee. If you have any questions, please consult the Company's Legal Department.

5.      CORPORATE OPPORTUNITIES

                  Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or
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position without the consent of the Board of Directors. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

6.      COMPETITION AND FAIR DEALING

                  We aim to be the "Landlord of Choice" in the New York tri-state area by improving the quality of life in the workplace through innovation, design excellence and premier service. We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

                  The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

7.      DISCRIMINATION AND HARASSMENT

                  The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

8.      HEALTH AND SAFETY

                  The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

                  Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.
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9.      RECORD-KEEPING

                  The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

                  Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller.

                  All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

                  Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company's Legal Department.

10.     CONFIDENTIALITY

                  Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the Legal Department or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends. In connection with this obligation, every employee should have executed a confidentiality agreement when he or she began his or her employment with the Company.

11.     PROTECTION AND PROPER USE OF COMPANY ASSETS

                  All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

                  The obligation of employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information
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would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

12.     PAYMENTS TO GOVERNMENT PERSONNEL

                  The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

                  In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company's Legal Department can provide guidance to you in this area.

13.     WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

                  Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or stock exchange regulation.

14.     REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

                  Employees may report illegal or unethical behavior confidentially or anonymously. Employees are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

                  Employees must read EXHIBIT A to this Code, which describes the Company's procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. Any employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

15.     COMPLIANCE PROCEDURES

                  We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:
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                  o     Make sure you have all the facts. In order to reach the
                        right solutions, we must be as fully informed as possible.

                  o Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

                  o Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

                  o Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

                  o Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager, your Human Resources manager or the General Counsel.

                  o You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

                  o Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.
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                EXHIBIT A TO CODE OF BUSINESS CONDUCT AND ETHICS

        Employee Complaint Procedures for Accounting and Auditing Matters
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                  Any employee of the Company may submit a good faith complaint regarding accounting or auditing matters to the management of the Company without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. The Company's Audit Committee will oversee treatment of employee concerns in this area.

                  In order to facilitate the reporting of employee complaints, the Company's Audit Committee has established the following procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters ("Accounting Matters") and (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Receipt of Employee Complaints
------------------------------

                  o Employees with concerns regarding Accounting Matters may report their concerns to the General Counsel of the Company.

                  o Employees may forward complaints on a confidential or anonymous basis to the General Counsel through a hotline, e-mail or regular mail:

                               CONTACT INFORMATION
                             JASON M. BARNETT, ESQ.
                         RECKSON ASSOCIATES REALTY CORP.
                              225 BROADHOLLOW ROAD
                            MELVILLE, NEW YORK 11747
                          E-MAIL: JBARNETT@RECKSON.COM
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Scope of Matters Covered by These Procedures
--------------------------------------------

These procedures relate to employee complaints relating to any questionable accounting or auditing matters, including, without limitation, the following:

                  o Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

                  o Fraud of deliberate error in the recording and maintaining of financial records of the Company;

                  o Deficiencies in or noncompliance with the Company's internal accounting controls;
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                  o     Misrepresentation or false statement to or by a senior
                        officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

                  o Deviation from full and fair reporting of the Company's financial condition.

Treatment of Complaints
-----------------------

                  o     Upon receipt of a complaint, the General Counsel will
                        (i) determine whether the complaint actually pertains to Accounting Matters and (ii) when possible, acknowledge receipt of the complaint to the sender.

                  o Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by the General Counsel, Internal Audit or such other persons as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

                  o Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

                  o The Company will not discharge, emote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

Reporting and Retention of Complaints and Investigations
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                  o     The General Counsel will maintain a log of all
                        complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and such log will be maintained in accordance with the Company's document retention policy.
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                EXHIBIT B TO CODE OF BUSINESS CONDUCT AND ETHICS

                         RECKSON ASSOCIATES REALTY CORP.
                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

The Company has a Code of Business Conduct and Ethics applicable to all directors and employees of the Company. The CEOs and all senior financial officers are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the CEOs and the CFO, controller, principal accounting officer of the Company or persons performing similar functions (the "senior financial officers") are subject to the following additional specific policies:

         1. Each CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of each CEO and each senior financial officer promptly to bring to the attention of the Disclosure Committee any material information of which he or she may become aware that could affect the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities as specified in the Company's Financial Reporting and Disclosure, Controls and Procedures Policy.

         2. Each CEO and each senior financial officer shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning
                  (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

         3. Each CEO and each senior financial officer shall promptly bring to the attention of the General Counsel or a CEO and to the Audit Committee any information he or she may have concerning any violation of the Company's Code of Business Conduct and Ethics by any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

         4. Each CEO and each senior financial officer shall promptly bring to the attention of the General Counsel or a CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.
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         5.       Each CEO and each senior financial officer shall promptly
                  bring to the attention of the General Counsel or a CEO and to the Audit Committee any material transaction or relationship that arises and of which he or she becomes aware that reasonably could be expected to give rise to an actual or apparent conflict of interest.

         6. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the CEOs or the Company's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.